Exhibit 10.32

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Amendment No. 1 to Mobile Channel Agreement

This Amendment No. 1 to Mobile Channel Agreement (“Amendment”) between AT&T Wireless Services, Inc. (“ATTWS”) and Dwango North America, Inc. (“Content Provider”) is made as of the 8 day of June, 2004, and amends the Mobile Channel Agreement between the parties dated September 26, 2002 (“Agreement”). Capitalized terms used herein that are not otherwise defined will have the meanings ascribed to them in the Agreement.

AGREEMENT

1. Amendment to Exhibit B. The parties agree to add content and services to the Content Provider Mobile Channel (“Additional Content”) by amending Exhibit B to include the applications described in Schedule 1 hereto.

2. Content Provider Marks. Third party Marks to be included as part of the Agreement are included on Schedule 1 to this Amendment (“Third Party Marks”). The parties agree that Third Party Marks identified on Schedule 1 hereto will be included as Content Provider Marks, and subject to use by ATTWS as determined in the Agreement.

3. Territorial Restrictions for Marks License. Section 3.4, “Content Provider Marks License” shall be amended to include the Caribbean as a place where ATTWS has the right to use, reproduce, publish, perform and display the Content Provider Marks.

4. Content Provider Rights. Content Provider represents and warrants to ATTWS that it has all of the rights and licenses necessary (a) to make the Additional Content available through the Content Provider Mobile Channel, and (b) to make the license grants under Section 3.4 of the Agreement with respect to Third-Party Marks. Content Provider covenants to deliver to ATTWS, upon request prior to launch of the Additional Content through the Content Provider Mobile Channel, a properly executed letter from a duly authorized representative of Content Provider confirming the accuracy of the representations in (a) and (b), above. Content Provider agrees to defend, indemnify and hold harmless ATTWS under Section 4 of the Agreement against any Claims arising out of or in connection with a breach of the foregoing covenant, representations or warranties.

5. Amendment to “Addendum to Mobile Channel Agreement Digital Goods Electronic Wallet,” Section 5.4, “ATTWS Service Fee and Payment Terms; Bad Debt Risk.” For each Bill to Phone Transaction involving Additional Content, the Service Fee will be [ * ] of the Retail Purchase Price of the Additional Content.

6. No Further Changes. Except as modified hereby, the Agreement will continue in full force in accordance with its terms.

NOW, THEREFORE, the parties have executed this Amendment as of the date first written above.

DWANGO WIRELESS		ATTWS

/s/ Rick J. Hennessey		/s/ John Bunyan
By:	Rick J. Hennessey	By:	John Bunyan
(print or type)
Title:	CEO	Title:	SVP, Consumer Offers ATTWS
Dated:	6-14-04	Dated:	6-8-04

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 1

PRODUCT DESCRIPTIONS

Rolling Stone Ringtones – (Please see attached Ringtone pdf for view of product.)

Rolling Stone is the World’s Most Recognized Name in Popular Music.

Rolling Stone magazine has over 12 million readers with a median age of 25.2. RollingStone.com receives over 2MM unique visitors a month, ~43% between the ages of 18-34.

Rolling Stone Ringtones

Rolling Stone is a lifestyle brand and Rolling Stone’s mobile entertainment service is an extension of that lifestyle. Services featured will be wide in variety, from music-themed games and music reviews to news and exclusive images. Rolling Stone and Dwango are committed to providing an extensive library of the highest quality ringtones to your consumers. Every month our ringtone service will reflect the latest and the greatest in popular music with over 300 new ringtones being produced each month. By leveraging the editorial content, marketing power and perspective of an industry leader, Rolling Stone Ringtones will become the first choice for mobile consumers. There will be 1000 polyphonic ringtones at launch.

Rolling Stone Reviews – (Please see attached Reviews pdf for view of product.)

Consumers will now be able to access the latest music reviews with Rolling Stone Mobile. Reviews will be modified into a stand alone app. At launch it will contain current reviews only. (Version 1.0)

The Review content will come directly from Rolling Stone magazine and follow the same “Five Star” rating system used in the print version. Consumers can browse through the list of reviews and “click” on the one they would like to read. The review page will contain a star rating and a short text review. At the bottom of the review page will be a link to “Related Ringtones” that will link to a list of ringtones similar to the review (E.g. ‘Musicology’ would return all Prince songs). There will be at least 40 reviews at launch. (The actual number of reviews included at launch will be based on the current Rolling Stone issue. All reviews within that issue will be contained in the Rolling Stone Reviews application at launch.) Moving forward Dwango will update reviews to include all the reviews from each new printed RS issue. Old reviews will cycle out of the application until archive option is completed in development Phase 2. In Phase 1 the reviews will be searchable alphabetically and by star rating. In Phase 2, the Reviews will be searchable by artist, month and year. Phase 2 will take 45 calendar days to complete from launch of Phase 1 service. Within the archive application, reviews will be searchable and the application will feature a link called “Similar Artists” to encourage consumers to explore new music, images, and more. For the launch of Phase 2 there shall be no less than 200 reviews that will be searchable from the app.

There will be a phased approach to adding new features.

Phase 1:

Launch with static (hard-coded, no CMS) Reviews will be searchable alphabetically and by star rating and there will be featured reviews at the top of the channel

Phase2: (45 days) (Version 1.1)

Phase 1 functionality plus

Search

Archive

MARKETING OVERVIEW

Over the next 2 years Dwango has committed over $1 MM worth of promotions for the successful launch and sustainment of the Rolling Stone Mobile Entertainment Service. Here are just a few initial highlights:

1)	June 18th – Rolling Stone magazine double summer issue – full page add – runs for 30 days (July Addition)

2)	June 7th – Rolling Stone website advertising begins…$312,000.00 over a 10 month period has been committed.

3)	July (August issue)

4)	August (September Issue)

5)	Editorial Tie-ins – Special issue themes within Rolling Stone magazine – “Bands to watch” or “Surf Culture.”

6)	Voodoo Music Festival – Ringtone promotions for performing artists on the “Rolling Stone” main stage!

7)	Ongoing promotional events yet to be determined.

THIRD PARTY MARKS

TO BE INCLUDED AS CONTENT PROVIDER MARKS

Rolling Stone

[GRAPHIC OF CELL PHONE AND SONG LISTS,

REVIEWS, REVIEW PAGE TWO, AND RINGTONE RESULTS]

[GRAPHIC OF CELL PHONE AND FLOW CHART OF CELL PHONE WINDOW SELECTIONS]